Exhibit 99.1

Contact Information: Investor Relations +1 (941) 556-2601 investor-relations@roperind.com	Roper Industries, Inc.

Roper Industries Announces Record Second Quarter Results

Net Earnings Increase 24%; Orders Increase 14% and Sales Increase 12%;

Operating Cash Flow $96 Million; Guidance Increased

New Credit Facility in Place; Two Acquisitions Announced

Sarasota, Florida, July 24, 2008 ... Roper Industries, Inc. (NYSE: ROP) reported record results for its second quarter ended June 30, 2008.

Net earnings were $76 million, a 24% increase over the second quarter of 2007, and diluted earnings per share (DEPS) were $0.80 compared to $0.66 in the second quarter of 2007. Both periods include the dilutive effect of the Company’s senior subordinated convertible notes. DEPS exceeded the high end of the Company’s guidance range as margins expanded despite a $3.5 million pre-tax special charge recorded in the Industrial Segment.

Net sales in the quarter were $594 million, an increase of 12% versus the comparable period in 2007. Net orders increased 14% to $606 million. Operating margins expanded 100 basis points to 21.3% in the quarter, despite the 60 basis point impact from the special charge in the Industrial Segment.

"Roper performed exceptionally well in the second quarter," said Brian Jellison, Roper's Chairman, President and CEO. "We are pleased to deliver DEPS above the high end of our guidance range with margin expansion and strong cash performance. Second quarter results reflect the successful transition of the Company’s tolling project in the Middle East from the installation phase to the operational phase. Excluding this project, our internal order and revenue growth was 8% in the second quarter with 2% benefit from foreign currency. As reported, second quarter internal orders were up 5% and internal sales were up 6%, and for the first half of 2008, internal orders were up 7% and internal sales were up 8%.”

Mr. Jellison continued, “Our CBORD acquisition performed well in its first full quarter, helping raise margins in the RF segment and contributing to our 14% order growth. Our businesses recently achieved several important new business wins, including the City of Toronto selecting Neptune to provide water meters and an automated meter reading system in a multi-year agreement valued at approximately $190 million. Contract discussions with the city have begun, and orders for this project could begin as early as the fourth quarter of 2008. In addition, the State of Florida’s Turnpike Enterprise adopted TransCore’s eGo sticker tag technology and has placed an initial order for 1.5 million tags. Looking ahead, opportunities in the second-half of the year are very encouraging and Roper remains well-positioned to continue growing despite the challenging economic environment.”

Operating cash flow in the second quarter increased to $96 million, representing more than 16% of revenue. EBITDA increased to $151 million in the quarter and EBITDA margin expanded 80 basis points to 25.4%. Gross margins expanded 200 basis points to 51.4% as the Company more than offset material and energy cost pressures with operational efficiencies and higher margin new products.

Acquisitions

During the quarter, the Company completed the acquisition of an air shutoff valve business in the U.K., expanding its global reach for protective technologies in the Energy Systems & Controls segment. Subsequent to the end of the quarter, Roper’s Commercial Technology Group within the RF segment acquired the assets, intellectual property and internet domain names of a business which will more than double the Company’s freight matching subscriber base while providing new growth paths for the business. Roper invested $97 million in these two high margin businesses and expects them to contribute over $11 million of EBITDA in 2009.

Balance Sheet Strengthened

On July 7, 2008, Roper entered into a new unsecured credit facility which replaced its amended and restated secured credit facility, dated December 13, 2004 which would have expired next year. The new facility comprises (i) a two year $350 million non-amortizing term loan facility and (ii) a five year $750 million revolving credit facility as well as additional borrowing capacity beyond the term loan and revolving credit facility amounts.

On July 7, 2008, Moody’s Investors Service upgraded the Company to investment grade and assigned a rating of Baa3 to the new credit facility. Moody's also upgraded Roper's senior subordinated notes.

“We were pleased to complete this refinancing, move to an unsecured credit facility, achieve an investment grade rating and add considerable financial flexibility despite the volatile and difficult credit markets,” said Mr. Jellison.

In the third quarter, the Company expects to record a $3 million non-cash pre-tax charge for early termination of its amended and restated secured credit facility, dated December 13, 2004, reflecting the facility’s unamortized fees.

One-Time Charge

Second quarter results include a special pretax charge of $3.5 million. During the quarter, the Company determined that a certain vendor-supplied component was causing a malfunction in select water meters produced by the Company’s Neptune business. The Company has recorded this charge to reflect the total estimated cost of repairs while it engages in an ongoing negotiation with the vendor.

Guidance Increased

Roper is increasing, and narrowing the range of, its full year DEPS guidance to $3.16-$3.22 from $3.13-$3.21, and establishing third quarter DEPS guidance of $0.81-$0.83. The Company also raised full year EBITDA guidance to exceed $610 million and established operating cash flow guidance of at least $390 million. As customary, the Company’s guidance excludes future acquisitions and debt extinguishment charges described above while including the dilutive effect of the Company’s senior subordinated convertibles notes based on the stock price on June 30, 2008.

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, July 25, 2008. The call can be accessed via webcast or by dialing (800) 811-8824 or +1 (913) 981-5526, using access code 3156040. Webcast information and conference call materials will be made available in the “Investor” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 3156040.

Reconciliation to Non-GAAP Measures

Table 1: EBITDA (Millions)

	Q2 2007	Q2 2008	2008E
Net Earnings	$61	$76	$299+
Add: Interest Expense	13	10	51+
Add: Income Taxes	32	40	158+
Add: Depreciation	8	8	34+
Add: Amortization	16	17	68+
EBITDA	130	151	610+

Table 2: Sales Growth

	Q1 2008	Q2 2008	Q2 YTD 2008
Organic Growth	7%	4%	5%
Foreign Currency	3%	2%	3%
Sub-Total: Internal Growth	10%	6%	8%
Acquisitions / Divestitures	4%	6%	5%
Rounding	(1%)	-	-
Total Sales Growth	13%	12%	13%

About Roper Industries

Roper Industries is a market-driven, diversified growth company with trailing twelve month revenues of $2.2 billion, and is a component of the Fortune 1000, S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Amounts in thousands)

	June 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$146,186	$308,768
Accounts receivable	403,596	359,808
Inventories	192,426	174,138
Deferred taxes	30,851	27,800
Unbilled receivable	50,362	60,218
Other current assets	26,903	20,405
Total current assets	850,324	951,137

PROPERTY, PLANT AND EQUIPMENT, NET	112,032	107,513

OTHER ASSETS:
Goodwill	1,985,654	1,706,083
Other intangible assets, net	745,849	613,505
Deferred taxes	25,235	23,854
Other assets	43,389	51,092
Total other assets	2,800,127	2,394,534

TOTAL ASSETS	$3,762,483	$3,453,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$118,718	$115,809
Accrued liabilities	227,880	194,055
Income taxes payable	15,567	24,121
Deferred taxes	—	2,442
Current portion of long-term debt	494,205	331,103
Total current liabilities	856,370	667,530

NONCURRENT LIABILITIES:
Long-term debt	651,512	727,489
Deferred taxes	254,896	221,411
Other liabilities	42,185	46,948
Total liabilities	1,804,963	1,663,378

STOCKHOLDERS’ EQUITY:
Common stock	918	910
Additional paid-in capital	779,727	757,318
Retained earnings	1,071,165	944,886
Accumulated other comprehensive earnings	127,574	108,732
Treasury stock	(21,864)	(22,040)
Total stockholders’ equity	1,957,520	1,789,806

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,762,483	$3,453,184

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (unaudited)

(Amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net sales	$594,414	$530,636	$1,137,409	$1,009,063
Cost of sales	289,084	268,241	555,689	508,520

Gross profit	305,330	262,395	581,720	500,543

Selling, general and administrative expenses	178,789	154,439	346,913	299,736

Income from operations	126,541	107,956	234,807	200,807

Interest expense	10,286	13,366	22,511	26,838
Other income/(expense)	(636)	(1,230)	1,141	(1,480)

Earnings from continuing operations before
income taxes	115,619	93,360	213,437	172,489

Income taxes	39,946	32,131	74,182	59,826

Earnings from continuing operations	75,673	61,229	139,255	112,663

Net Earnings	$75,673	$61,229	$139,255	$112,663

Earnings per share:
Basic	$0.85	$0.69	$1.56	$1.28
Diluted	$0.80	$0.66	$1.48	$1.21

Weighted average common and common
equivalent shares outstanding:
Basic	89,476	88,359	89,256	88,139
Diluted	94,398	92,915	93,918	92,851

Roper Industries, Inc. and Subsidiaries

Selected Segment Financial Data (unaudited)

(Amounts in thousands and percents of net sales)

	Three months ended June 30,				Six months ended June 30,
	2008		2007		2008		2007
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Industrial Technology	$183,247		$161,333		$356,864		$315,839
Energy Systems & Controls	144,716		126,036		273,103		230,011
Scientific & Industrial Imaging	91,153		93,683		187,596		185,711
RF Technology	175,298		149,584		319,846		277,502
Total	$594,414		$530,636		$1,137,409		$1,009,063

Gross profit:
Industrial Technology	$86,837	47.4%	$76,584	47.5%	$171,504	48.1%	$150,013	47.5%
Energy Systems & Controls	79,874	55.2%	66,809	53.0%	148,548	54.4%	120,252	52.3%
Scientific & Industrial Imaging	49,090	53.9%	51,166	54.6%	102,678	54.7%	102,387	55.1%
RF Technology	89,529	51.1%	67,836	45.3%	158,990	49.7%	127,891	46.1%
Total	$305,330	51.4%	$262,395	49.4%	$581,720	51.1%	$500,543	49.6%

Operating profit*:
Industrial Technology	$47,591	26.0%	$40,546	25.1%	$92,860	26.0%	$78,656	24.9%
Energy Systems & Controls	35,577	24.6%	29,903	23.7%	63,818	23.4%	49,721	21.6%
Scientific & Industrial Imaging	15,330	16.8%	17,680	18.9%	35,345	18.8%	37,068	20.0%
RF Technology	41,682	23.8%	30,603	20.5%	69,711	21.8%	55,672	20.1%
Total	$140,180	23.6%	$118,732	22.4%	$261,734	23.0%	$221,117	21.9%

Net Orders:
Industrial Technology	$165,873		$163,102		$350,884		$325,864
Energy Systems & Controls	139,247		122,693		267,583		230,756
Scientific & Industrial Imaging	88,973		86,207		186,673		182,579
RF Technology	212,394		160,809		359,350		286,608
Total	$606,487		$532,811		$1,164,490		$1,025,807

*  Operating profit is before unallocated corporate general and administrative expenses. These expenses were $13,639 and $10,776 for the three months ended June 30, 2008 and 2007, respectively, and $26,927 and $20,310 for the six months ended June 30, 2008 and 2007, respectively.

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Amounts in thousands)

	Six months ended June 30,
	2008	2007
Net earnings	$139,255	$112,663
Depreciation	16,190	15,685
Amortization	32,582	30,587
Other, net	(20,731)	(23,383)
Cash provided by operating activities	167,296	135,552

Business acquisitions, net of cash acquired	(399,708)	(100,761)
Capital expenditures	(14,336)	(12,725)
Other, net	(2,271)	(2,759)
Cash used by investing activities	(416,315)	(116,245)

Debt borrowings, net	84,071	23,621
Dividends	(12,907)	(11,437)
Other, net	12,559	16,998
Cash provided by financing activities	83,723	29,182

Effect of exchange rate changes on cash	2,714	2,137

Net increase (decrease) in cash and equivalents	(162,582)	50,626
Cash and equivalents, beginning of period	308,768	69,478

Cash and equivalents, end of period	$146,186	$120,104